 EXHIBIT 99.1

NEWS RELEASE March 24, 2025

Contacts:
Kris Hinson, VP Corp Finance & Treasurer
Crown Castle Inc.
713-570-3050

CROWN CASTLE ANNOUNCES CEO TRANSITION

Daniel Schlanger, Current Executive Vice President and CFO, Appointed Interim President and CEO

Search Underway to Identify Successor CEO

Reaffirms All Recently Announced Financial Guidance and Capital Allocation Policies

Highly Confident in Value-Maximizing Transformation into a Pure-Play US Tower Company

March 24, 2025 - HOUSTON, TEXAS - Crown Castle Inc. (NYSE: CCI) (“Company” or “Crown Castle”) today announced that the Company’s Board of Directors (Board) has appointed Dan Schlanger, Executive Vice President (EVP) and Chief Financial Officer (CFO), as interim Chief Executive Officer (CEO), effective immediately. Steven Moskowitz has been terminated as President and CEO. The Board has initiated a search for a successor President and CEO and is in the process of retaining a leading executive search firm to assist in the process.

P. Robert Bartolo, Chair of the Crown Castle board of directors, said, “The Board determined that now is the right time to make this leadership transition to successfully complete the previously announced sale of the Company’s small cells and fiber solutions businesses and transform the company into a pure-play U.S. tower business. Looking ahead, Crown Castle will be well-positioned to provide focused exposure to what we believe is the best market for wireless infrastructure in the world, and we are confident that installing new CEO leadership will put the Company on the best path forward to maximize long-term shareholder value. The Board thanks Steven for his contributions to the Company.”

As previously announced, Mr. Schlanger will continue to serve as the Company’s CFO until April 1, 2025, at which time Sunit Patel will assume the role of EVP and CFO. Mr. Schlanger will serve as interim CEO until a successor CEO is identified and appointed, at which time the Board intends to appoint him as Chief Transformation Officer, in which he will be responsible for overseeing the completion of the Company’s sale of its small cells and fiber solutions businesses, which is expected to close in the first half of 2026.

Mr. Bartolo continued, “Dan will leverage his in-depth knowledge of Crown Castle’s operations and his professional experience to complete the fiber transaction and ensure a smooth transition. He has been instrumental in helping shape Crown Castle’s strategy and is well-equipped to lead the Company while the Board conducts a search for a CEO successor.”

The pathway to possible.
CrownCastle.com

News Release continued:	Page 2

Mr. Moskowitz’s termination was not a result of any disagreement regarding Crown Castle’s policies or financial performance and was not made for cause or related to any ethical or compliance concern. Crown Castle reaffirms all recently announced financial guidance, capital allocation policies and details regarding the sale of the fiber segment to EQT and Zayo.

ABOUT CROWN CASTLE

Crown Castle owns, operates and leases more than 40,000 cell towers and approximately 90,000 route miles of fiber supporting small cells and fiber solutions across every major U.S. market. This nationwide portfolio of communications infrastructure connects cities and communities to essential data, technology and wireless service - bringing information, ideas and innovations to the people and businesses that need them. For more information on Crown Castle, please visit www.crowncastle.com.

The pathway to possible.
CrownCastle.com